EXHIBIT 12

           MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
              CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)
                                   (Unaudited)

                           Three Months
                               Ended
                              March 31, Year    Year    Year    Year    Year
                                2001    2000    1999    1998    1997    1996
                               ------  ------  ------  ------  ------  ------
EARNINGS

Income from continuing
  operations before
  income taxes, minority
  interest, extraordinary
  loss and cumulative effect
  of accounting change*        $  711  $2,974  $2,880  $1,952  $3,440  $2,479

Add:
Interest expense                   43     127     109     139      94      79
Interest component of the
  ESOP benefit expense              4      19      21      29      32      34
Portion of rent under
  operating leases
  representative of the
  interest component               10      39      37      41      41      46
Less: Equity in undistributed
  income of 20-50% owned
  companies                         1      10       4       4       3      --
                               ------  ------  ------  ------  ------  ------
TOTAL EARNINGS AVAILABLE
  FOR FIXED CHARGES            $  767  $3,149  $3,043  $2,157  $3,604  $2,638
                               ======  ======  ======  ======  ======  ======

FIXED CHARGES
Interest on debt                   45     141     109     139      94      79
Interest component of the
  ESOP benefit expense              4      19      21      29      32      34
Portion of rent under
  operating leases
  representative of the
  interest component               10      39      37      41      41      46
                               ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES            $   59  $  199  $  167  $  209  $  167  $  159
                               ======  ======  ======  ======  ======  ======
RATIO OF EARNINGS TO
  FIXED CHARGES                  13.0    15.8    18.2    10.3    21.6    16.6

*Three months ended March 31, 2001, and Year 2000, both include a non-recurring net pre-tax loss of $23 million; 1999 includes non-recurring net pre-tax gains of $100 million; 1998 includes a pre-tax restructuring charge of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.


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